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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Lifecore Biomedical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIFECORE BIOMEDICAL, INC.
3515 Lyman Boulevard
Chaska, Minnesota 55318
Dear Shareholders:
After printing the Proxy Statement for our upcoming Annual Meeting of Shareholders, we discovered that we had misidentified the day of the week on which our meeting will be held. The date, time and place are all correct, but the day of the week will be Wednesday, not Thursday.
Accordingly, we look forward to seeing you at our 2007 Annual Meeting of Shareholders which will be held at Windows On Minnesota operated by the Marquette Hotel, 80 South 8th Street, 50th floor of the IDS Tower, Minneapolis, Minnesota 55402 on Wednesday, November 14, 2007 at 3:30 p.m., local time.

Sincerely,

Dennis J. Allingham
President, Chief Executive Officer and Secretary

Dated:	October 12, 2007
Minneapolis, Minnesota

LIFECORE BIOMEDICAL, INC.
3515 Lyman Boulevard
Chaska, Minnesota 55318

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on
November 14, 2007

Notice is hereby given that the Annual Meeting of Shareholders of Lifecore Biomedical, Inc. will be held at Windows On Minnesota operated by the Marquette Hotel, 80 South 8th Street, 50th floor of the IDS Tower, Minneapolis, Minnesota 55402 on Thursday, November 14, 2007 at 3:30 p.m., local time, for the following purposes:
1.	To elect six directors for one-year terms.

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year ending June 30, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors has fixed the close of business on October 5, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
By Order of the Board of Directors,

Dennis J. Allingham
President, Chief Executive Officer and Secretary

Dated:	October 12, 2007 Minneapolis, Minnesota
To assure your representation at the meeting, please sign, date and return the enclosed proxy card whether or not you expect to attend in person. Shareholders who attend the meeting may revoke their proxies and vote in person if they desire.

PROXY STATEMENT

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 14, 2007
GENERAL INFORMATION ABOUT THE MEETING
     The Board of Directors of Lifecore Biomedical, Inc. is soliciting proxies to be voted at the annual meeting of shareholders to be held at 3:30 p.m. on November 14, 2007, and at any adjournment thereof. We will pay the cost of this solicitation. In addition to solicitation by mail, our officers and directors may solicit proxies by telephone, facsimile or in person. These individuals will receive no additional compensation for their services other than their regular salaries. We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of their nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about October 12, 2007.
     Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to our Corporate Secretary, or by revocation of a written proxy by request in person at the annual meeting. The shares represented by a proxy will be voted as indicated in such proxy, provided such proxy is not revoked. If no direction is made, the proxy will be voted for the election of the nominees for director and for the other proposal set forth in this proxy statement.
     The total number of shares of stock outstanding and entitled to vote at the meeting as of October 5, 2007 consisted of 13,482,491 shares of $.01 par value common stock. Each share of common stock is entitled to one vote, and there is no cumulative voting. Only shareholders of record at the close of business on October 5, 2007 will be entitled to vote at the meeting. The presence in person or by proxy of holders of thirty-three and one-third percent (33-1/3%) of the shares of common stock entitled to vote at the annual meeting constitutes a quorum for the transaction of business.
     Each item of business, other than the election of directors, properly presented at a meeting of our shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting and will be used to determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders for vote, but as unvoted for purposes of determining the approval of the matter from which the shareholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.
     In accordance with Minnesota law, the nominees for election as directors at the annual meeting will be elected by a plurality of the votes cast at the meeting. This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected. The number of votes withheld from one or more director nominees will have no effect on the election of any director who is among the six nominees receiving the highest number of votes for his election.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows how many shares of our common stock were beneficially owned as of September 7, 2007 by (i) each person who is known by us to beneficially own more than 5% of our common stock; (ii) each current director and director nominee; (iii) each of the executive officers named in the Summary Compensation Table in this proxy statement; and (iv) all of our directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)(2)		Class
GAMCO Investors, Inc.	1,473,323	(3)	10.9%
One Corporate Center Rye, NY 10580

FMR Corp.	1,473,025	(4)	10.9%
82 Devonshire Street Boston, MA 02109

William Blair & Company, L.L.C.	1,291,467	(5)	9.6%
222 W. Adams Chicago, IL 60606

Carnegie Investment Bank AB	1,062,049	(6)	7.9%
D Carnegie & Co AB Västra Trädgårdsgatan 15 Gustav Adolfs torg 18 SE-103 38 Stockholm

The Vertical Group, L.P.	895,050	(7)	6.6%
25 DeForest Avenue Summit, NJ 07901

Bank of America Corporation	684,800	(8)	5.1%
100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255

Dennis J. Allingham	316,100		2.3%
Benjamin C. Beckham	—		*
Orwin L. Carter, Ph.D.	89,000		*
Martin J. Emerson	5,625		*
Thomas H. Garrett	93,294		*
Luther T. Griffith	20,000		*
James G. Hall	5,105		*
Larry D. Hiebert	84,168		*
David M. Noel	67,118		*
Richard W. Perkins	162,500	(9)	1.2%
John E. Runnells	55,550		*
Kipling Thacker, Ph.D.	73,959		*
All directors and officers as a group (12 persons)	972,419	(10)	6.9%

*	Less than 1%

(1)	Unless otherwise indicated, ownership is direct, the beneficial owner has full voting and investment power with respect to the shares, and the shares are not subject to any pledge.

(2)	Includes the following shares subject to options which are or will become exercisable within 60 days of September 7, 2007: Mr. Allingham, 294,500 shares; Dr. Carter, 72,000 shares; Mr. Emerson, 5,625 shares; Mr. Garrett, 81,750 shares; Mr. Griffith, 20,000 shares; Mr. Hall, 2,750 shares; Mr. Hiebert, 75,550 shares; Mr. Noel, 58,500 shares; Mr. Runnells, 53,750 shares and Dr. Thacker, 48,050 shares.

(3)	The foregoing share amount and percentage are as of October 2, 2007 and are based on a Schedule 13D jointly filed on October 4, 2007. Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Gabelli Securities, Inc. (“GSI”), MJG Associates, Inc. (“MJG Associates”), Gabelli Advisers, Inc. (“Gabelli Advisers”), GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”) and Mario J. Gabelli. Gabelli Funds has sole voting and sole dispositive power as to 330,242 shares. GAMCO has sole voting power as to 912,296 shares and sole dispositive power as to 942,296 shares. GSI has sole voting power and sole dispositive power as to 67,000 shares. MJG Associates has sole voting power and sole dispositive power as to 9,000 shares. Gabelli Advisers has sole voting power and sole dispositive power as to 30,000 shares. GBL has sole voting power and sole dispositive power as to 94,785 shares. GAMCO and Gabelli Funds, each a registered investment adviser under the Investment Advisers Act of 1940, are wholly owned subsidiaries of GBL, which is a subsidiary of GGCP. Mr. Gabelli is the Chief Executive Officer and majority shareholder of GGCP and is deemed to have beneficial ownership of the securities owned by the foregoing entities. The reporting persons do not admit that they constitute a group. The address of the principal business office is One Corporate Center, Rye, New York 10580.

(4)	The foregoing share amount and percentage are as of December 31, 2006 and are based on a Schedule 13G amendment jointly filed on February 13, 2007 by Edward C. Johnson 3d and FMR Corp. The family of Edward C. Johnson 3d are the predominant owners of FMR Corp Series B common stock, representing 49% of the voting power of FMR Corp. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 676,700 shares or 5.045% of the shares outstanding. Pyramis Global Advisors Trust Company, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 796,325 shares or 5.936% of the outstanding stock . FMR Corp. has the sole power to vote or direct the vote of 703,847 shares of stock. Each of Mr. Johnson and FMR Corp. has the sole power to dispose or to direct the disposition of 1,473,025 shares of stock.

(5)	The foregoing share amount and percentage are as of December 31, 2006 and are based on information on a Schedule 13G filed on January 17, 2007.

(6)	The foregoing share amount and percentage are as of September 22, 2005 and are based on a Schedule 13G jointly filed on February 21, 2006. Carnegie Fund Management Company S.A. is a wholly owned subsidiary of Banque Carnegie Luxembourg S.A. Banque Carnegie Luxembourg S.A. is a wholly owned subsidiary of Carnegie Investment Bank AB, which in turn is a wholly owned subsidiary of D Carnegie & Co. AB. Carnegie Investment Bank AB is the Investment Manager for Carnegie Fund Management Company S.A. Each of the persons filing declares that the filing of the Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any of the shares covered by the Schedule 13G, and they thereby disclaim beneficial ownership. Carnegie Fund Management Company S.A. makes independent decisions through its Investment Manager, Carnegie Investment Bank AB.

(7)	The foregoing share amount and percentage represent the combined holdings of two partnerships and John E. Runnells as of September 1, 2007 and are based on information from the partnerships. Of such amounts, 687,808 shares are beneficially owned by Vertical Fund I, L.P., 151,692 shares are beneficially owned by Vertical Fund II, L.P., Mr. Runnells owns 1,800 shares and has options to purchase an aggregate of 53,750 shares. The Vertical Group, L.P. (“Group), a Delaware limited partnership, is the sole general partner of each of Vertical Fund I, L.P. and Vertical Fund II, L.P. (together the “Funds”) and Mr. Runnells is one of the general partners of Group. Mr. Runnells and Group each may be deemed to be the beneficial owners of the shares of Company common stock owned by the Funds, but each such person or entity disclaims beneficial ownership of such shares except to the extent of his or its indirect pecuniary interest therein.

(8)	The foregoing share amount and percentage are as of December 31, 2006 and are based on information on a Schedule 13G filed jointly on February 20, 2007. According to this filing, each of Bank of America Corporation and NB Holdings Corporation have shared voting power with respect to 509,570 shares and shared dispositive power with respect to 684,800 shares; Bank of America, National Association has sole voting power with respect to 400,900 shares, shared voting power with respect to 108,850 shares, sole dispositive power with respect to 131,400 shares and shared dispositive power with respect to 553,400 shares; Columbia Management Group, LLC has shared voting power with respect to 400,900 shares and shared dispositive power with respect to 553,400 shares, and Columbia Management Advisors, LLC has sole voting power with respect to 400,900 shares and shared dispositive power with respect to 553,400 shares.

(9)	Includes 156,500 shares held by various trusts of which Mr. Perkins is the sole trustee and 6,000 shares held by a foundation created by Mr. Perkins.

(10)	Includes 712,475 shares which certain directors and officers have the right to purchase pursuant to stock options which are or will become exercisable within 60 days of September 7, 2007.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our securities to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose in this proxy statement any failure to timely file the required reports by these dates. Based solely on our review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our executive officers and directors complied with all Section 16(a) filing requirements for the fiscal year ended June 30, 2007.

PROPOSAL 1 — ELECTION OF DIRECTORS
     Our Board of Directors currently consists of seven directors. Orwin L. Carter, Ph.D. has decided to not stand for re-election at the annual meeting. Six directors have been nominated for election at the annual meeting to hold office for a term of one-year and until their successors are duly elected and qualified. We believe that each of the nominees will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised us that they will vote for the election of such substitute nominee as management may propose.
     The Board of Directors recommends that the shareholders vote “FOR” the election of the six nominated directors, and the enclosed proxy will be so voted unless a contrary vote is indicated.
     Information regarding the director nominees is set forth below.

Name and Principal Occupation	Age	Director Since
Dennis J. Allingham	57	2004
Mr. Allingham was appointed President, Chief Executive Officer and Secretary and to the Board of Directors in February 2004. Mr. Allingham previously served as our Executive Vice President from November 1997 to February 2004. He served as our Chief Financial Officer from January 1996 to March 2004. Mr. Allingham was also General Manager of the Hyaluronan Division from November 1996 to February 2004 and General Manager of the Dental Division from November 1997 to February 2004.

Martin J. Emerson	44	2006
Mr. Emerson has served as President and Chief Executive Officer of American Medical Systems, Inc. (“AMS”), a leading provider of medical devices and therapies that restore pelvic health of individuals worldwide, since January 2005. He served as President and Chief Operating Officer of AMS from March 2004 to January 2005. From January 2003 to March 2004, Mr. Emerson served as Executive Vice President, Global Sales and Marketing, and Chief Operating Officer for AMS. From 2000 through 2002, he served as Vice President and General Manager of International at AMS. Mr. Emerson has over 20 years of experience in the medical device industry, including earlier experience with Boston Scientific and Baxter International. Mr. Emerson also serves on the board of directors of AMS, Wright Medical Technology, Inc. and Incisive Surgical, Inc., a privately held company. He currently serves on the Compensation Committee.

Thomas H. Garrett	62	1996
Mr. Garrett has been a business consultant since July 1996. Prior to July 1996, Mr. Garrett was a partner at the law firm of Lindquist & Vennum P.L.L.P. of Minneapolis, Minnesota and served as its Managing Partner from 1993 through 1995. Mr. Garrett also serves on the board of directors of St. Jude Medical, Inc. He currently serves as Chairman of the Compensation Committee.

Name and Principal Occupation	Age	Director Since
Luther T. Griffith	54	2004
Mr. Griffith is President of Griffith Resources, Inc., which provides consulting and capital resources to small businesses in the process of change, since 1994. Mr. Griffith is also an “Angel Investor” in various early stage companies. From 1995 through 2005, Mr. Griffith also served as the Chairman of Care Technologies, Inc., a manufacturer of wireless monitoring and locating systems for the eldercare market. From 1978 through 1994, Mr. Griffith also served in numerous management capacities for Alexander & Alexander Services, Inc. Mr. Griffith serves on the board of directors of Theragenics Corporation. He currently serves as the Chairman of the Audit Committee and serves on the Governance and Nominating Committee.

Richard W. Perkins	76	1983
Mr. Perkins has served as President, Chief Executive Officer and director of Perkins Capital Management, Inc., an investment management firm, since January 1985. Mr. Perkins is a director of the following public companies: Synovis Life Technologies, Inc., CNS, Inc., Nortech Systems, Inc., Teledigital, Inc., and Vital Images, Inc. He currently serves on the Audit Committee and the Compensation Committee.

John E. Runnells	62	2002
Mr. Runnells has been a Managing Director of The Vertical Group, Inc., an investment management and venture capital firm focused on the medical device industry, since 1992. Prior to that time, he was a co-founder (in 1984) and Managing Director of Paddington Partners, an investment firm that merged with The Vertical Group, Inc. in 1992. He serves on the board of directors of Anova, Inc., Dynamic Implants, Inc., Flexuspine, Inc., Incumed, Inc., Orbital Fixation, Inc. and TCT, Inc., all privately held companies. He currently serves as the Lead Director and Chairman of the Governance and Nominating Committee.

CORPORATE GOVERNANCE
Board Independence
     The Board of Directors has determined that each of our directors is independent under the Nasdaq listing standards, except for Dennis J. Allingham, who serves as our President, Chief Executive Officer and Secretary. Each of our Audit, Compensation and Nominating and Corporate Governance committees is composed only of independent directors. In making the independence determinations, the Board of Directors reviewed all of the directors’ relationships with Lifecore based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with us and our management.

Board Meetings and Committees
     The Board of Directors conducts its business through meetings of the Board and three standing committees: Audit, Compensation, and Governance and Nominating. Each committee member identified below has served on the indicated committee since the 2005 annual meeting of shareholders, except for Mr. Emerson, who has served on the Compensation Committee since the 2006 annual meeting of shareholders.
     During fiscal 2007 the Board of Directors held five meetings. Each of the current directors, while a member of the Board, attended 75% or more of the meetings of the Board of Directors and any committee of the Board on which such director served during fiscal 2007.
Audit Committee

Members:	Luther T. Griffith, Chairman
Orwin L. Carter, Ph.D.
Martin J. Emerson (effective as of November 14, 2007)
Richard W. Perkins
     Among other duties, the Audit Committee reviews the scope of the independent audit, considers comments by our independent registered public accounting firm regarding internal controls and accounting procedures, and considers management’s response to those comments. The Audit Committee is comprised of three directors and operates under a written charter which was adopted in May 2001 and most recently amended in November 2006. A copy of the Audit Committee charter may be found on our web site at www.lifecore.com under “Investor Info – Corporate Governance.” All of the Audit Committee members meet the independence and experience requirements of the Nasdaq listing standards and the Securities and Exchange Commission. The Board of Directors has identified Luther T. Griffith to be an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee held seven meetings during fiscal 2007.
Compensation Committee

Members:	Thomas H. Garrett, Chairman
Martin J. Emerson
Richard W. Perkins
     The Compensation Committee makes recommendations to the Board with respect to director, executive and key employee compensation. The Compensation Committee operates under a written charter, which was adopted in April 2005 and which may be found on our web site at www.lifecore.com under “Investor Info – Corporate Governance.” The Compensation Committee is comprised of non-employee directors who meet the independence requirements of the Nasdaq listing standards. The Compensation Committee held four meetings during fiscal 2007.
Governance and Nominating Committee

Members:	John E. Runnells, Chairman
Orwin L. Carter, Ph.D.
Thomas H. Garrett (effective as of November 14, 2007)
Luther T. Griffith
     The Governance and Nominating Committee makes recommendations to the Board with respect to nominees to serve on the Board of Directors. The Governance and Nominating Committee operates under a written charter, which was adopted in August 2004 and amended in September 2006 and which may be found on our web site at www.lifecore.com under “Investor Info – Corporate Governance.” All of the Governance and Nominating Committee members meet the independence requirements of the Nasdaq listing standards. The Governance and Nominating Committee held one meeting during fiscal 2007.

     The Governance and Nominating Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. In evaluating a candidate for nomination as a director of Lifecore, the Governance and Nominating Committee will consider criteria including business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Governance and Nominating Committee will consider these criteria for nominees identified by the Governance and Nominating Committee, by shareholders, or through some other source.
     The Governance and Nominating Committee will consider qualified candidates for possible nomination that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Governance and Nominating Committee c/o John Runnells at 3515 Lyman Boulevard, Chaska, MN 55318: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.
     The Governance and Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information, business experience, and leadership skills, all to the extent available and deemed relevant by the Governance and Nominating Committee. This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Governance and Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.
     No candidates for director nominations were submitted by any shareholder in connection with the annual meeting.
Executive Sessions of the Board
     During each regular Board meeting, our non-employee directors, each of whom meets the independence requirements of the Nasdaq listing standards, meet in executive session without the Chief Executive Officer or any other member of management being present. The Lead Director, who is currently Mr. Runnells, presides at such sessions.
Policy Regarding Attendance at Annual Meetings
     We encourage, but do not require, our directors to attend the annual meeting of shareholders. Last year, seven of our directors attended the annual meeting of shareholders.
Shareholder Communication with Directors
     Shareholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors or specified individual directors to: Lifecore Biomedical, Inc., c/o Secretary 3515 Lyman Boulevard, Chaska, MN 55318. All communications will be compiled by our Corporate Secretary and submitted to the Board or the individual directors on a periodic basis.
Code of Business Conduct and Ethics
     We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) which applies to our directors, officers and employees. The Code of Ethics is published on our website at www.lifecore.com under “Investor Info – Corporate Governance.” Any amendments to the Code of Ethics and waivers of the Code of Ethics for our Chief Executive Officer, Chief Financial Officer or Controller will be published on our website.

Related Person Transaction Policy
     On April 16, 2007, the Audit Committee of the Board of Directors adopted a written policy regarding transactions with related persons. In accordance with the policy, the Audit Committee is responsible for the review and approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of our directors or executive officers, certain of our shareholders and any of their respective immediate family members. The policy applies to transactions in which Lifecore is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person’s material interest in a transaction is to be determined based on the significance of the information to investors in light of all the circumstances. Under the policy, management of Lifecore is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to Lifecore than could be obtained in a comparable arms-length transaction with an unrelated third party.

EXECUTIVE COMPENSATION
Named Executive Officers
     This section provides information relating to our executive compensation programs and the compensation paid to or accrued for our named executive officers during fiscal 2007. Our named executive officers are determined in accordance with the rules of the Securities and Exchange Commission. For fiscal 2007, our named executive officers include Dennis J. Allingham, our President and Chief Executive Officer; David M. Noel, our Vice President of Finance and Chief Financial Officer; Larry D. Hiebert, our Vice President and General Manager of the Hyaluronan Division; Kipling Thacker, Ph.D, our Vice President of New Business Development; James G. Hall, our Vice President of Technical Operations; and Benjamin C. Beckham, our former Vice President of Sales and Marketing for the Dental Division (collectively, the “Named Executive Officers”).
Compensation Discussion and Analysis
General Compensation Philosophy
     Our Compensation Committee sets the overall compensation philosophy for executive officers. The objectives of our executive compensation program are to:
•	attract, motivate and retain high-performing executive officers by rewarding outstanding performance and offering total compensation that is competitive with that offered by similarly situated companies;

•	promote the achievement of strategic objectives that the Board and management believe will lead to long-term growth in shareholder value; and

•	align the interests of executive officers with those of Lifecore and our shareholders by making annual cash incentive and long-term incentive compensation largely dependent upon the achievement of specified financial performance goals by Lifecore.
The Compensation Committee believes that the best interests of Lifecore shareholders will be served if the executive officers are focused on the long-term objectives of Lifecore, as well as the current year’s goals.
     The Compensation Committee reviews and evaluates our executive compensation program with the assistance of Riley, Dettmann & Kelsey, LLC, Minnetonka, Minnesota (“Riley”), an independent compensation consulting firm retained by the Compensation Committee. Riley assisted the Compensation Committee in identifying an appropriate compensation peer group. Information regarding our compensation peer group is included under the heading “Benchmarking” below. The Compensation Committee has retained Riley to prepare a comprehensive executive and / or director compensation survey in 2004 and 2007 and Riley has advised the Committee in each of its annual deliberations since 2004.
Elements of Executive Compensation
     Our compensation program for our executive officers consists of the following elements:
•	Base Salaries

•	Annual Cash Incentive Awards

•	Long-Term Equity Incentive Awards
▪	Restricted Stock

▪	Stock Options
•	401(k) Retirement Plan Matching Contributions

In addition, the Named Executive Officers have entered into change in control agreements with us, and may be entitled to receive change in control payments. The Compensation Committee views base salary and annual cash incentive awards to be the best method to reward and provide incentives for the achievement of current goals. The Compensation Committee views long-term equity awards such as restricted stock and stock options to be the best method to provide incentives to management to focus on achieving long-term objectives.
     The Compensation Committee independently determines, taking into account the recommendation of the Chief Executive Officer for Named Executive Officers other than the Chief Executive Officer, the amount and allocation of each component of the compensation package for each Named Executive Officer. There is no pre-established policy or target for the allocation between either cash or non-cash or short-term and long-term incentive compensation. The Compensation Committee received a comprehensive Executive Compensation report from Riley in June 2004. This report confirmed that the Named Executive Officers base salaries were low compared to other Midwest medical device companies. The Compensation Committee concluded that this was acceptable since management was unproven and working on a three year business plan covering the period from fiscal 2005 – 2007 and designed to meet aggressive revenue and profitability goals presented by a relatively new management team led by our CEO in June 2004.
     The philosophy of the Committee was (1) make modest changes in base salaries over the three year period, (2) adopt a bonus plan that would promote achievement of the new three year plan, and (3) provide long-term equity awards in the form of restricted stock and stock options in amounts deemed appropriate for achievement of the three year business plan. In view of this philosophy, the size of the awards were larger than in prior years and the Committee advised the recipients that it was unlikely that additional awards would be made during the three-year plan period. While the total compensation packages (base-bonus-equity) was known to be competitive with Midwest industrial companies similar in size to Lifecore, the Compensation Committee with advice from Riley understood that its executive compensation packages were below median (defined as the middle number in a given sequence of numbers) levels of those smaller medical device companies in the peer group. The Compensation Committee advised the Board that it considered the philosophy fair to the management team and Company shareholders given the risks of meeting the three year plan profit goals while, at the same time, acknowledging that the compensation levels were low relative to other competitors for executive talent. The Compensation Committee believed that the risk of losing key executive talent was mitigated by the sizable long-term equity awards issued at a time when our company’s stock price was deemed to be undervalued.
Base Salaries
Base salaries provide a fixed amount of compensation for the executive’s regular work. Since 2004, base salary levels for our Named Executive Officers have been determined based upon average compensation increases for public companies of similar size located in the Midwest. Some variation above and below the competitive median is allowed when, in the judgment of management and/or the Compensation Committee, as appropriate, the individual’s experience, role, responsibilities, performance, skills and other factors justify variation. Base salaries of our Named Executive Officers are reviewed by the Compensation Committee annually, as well as at the time of promotion or other change in responsibilities, and any base salary increase for an individual in this group must be approved by the Compensation Committee. Typically, our annual base salary increases, if awarded, are effective in July of each year. Increases in salaries are generally based upon performance appraisals which are conducted annually by the Chief Executive Officer and the Compensation Committee. The following table summarizes the salary increases for the Named Executive Officers:

	Annual Base	Annual Base
	Salaries For	Salaries For
	Fiscal 2006	Fiscal 2007
Name	($)	($)
Dennis J. Allingham	300,000	312,000
David M. Noel	145,000	155,000
Larry D. Hiebert	145,000	160,000
Kipling Thacker, Ph.D.	130,000	140,000
James G. Hall	—	132,000
Benjamin C. Beckham	155,000	160,000

Annual Cash Incentive Awards
     Annual cash incentive awards are designed to reward short-term performance results. Combined base salary and target annual cash incentive levels are intended to provide a compensation package which approaches being competitive with the peer group base salary and annual cash incentive levels.
     The Compensation Committee adopted the Lifecore Biomedical FY 2007 Bonus Plan (the “2007 Bonus Plan”), effective as of July 1, 2006. The 2007 Bonus Plan provides for the payment of cash bonuses to our officers, director-level employees and certain other senior managers based on the attainment by Lifecore of specified performance objectives and the attainment of individual objectives. The primary objective of the 2007 Bonus Plan is to provide incentives to the executive officers and other key members of management to achieve financial and business objectives. The program is designed to:
•	emphasize and improve Lifecore’s performance;

•	focus management’s attention on key priorities and goals;

•	reward significant contributions to Lifecore’s success;

•	be competitive with our compensation peer group; and

•	attract and retain results-oriented executives and senior managers.
     Each participant in the 2007 Bonus Plan has a target incentive opportunity equal to a percentage of the participant’s annual base salary. On an annual basis, our Chief Executive Officer recommends the target incentive opportunity for consideration by the Compensation Committee and the Compensation Committee makes the ultimate determination of the target incentive opportunity to be applied. The target incentive opportunity is the amount that will be paid if Lifecore meets all of its performance objectives. The actual payout to participants may be higher, lower or equal to the target incentive opportunity.
     Each year, our Chief Executive Officer recommends, for consideration by the Compensation Committee, financial and individual performance measures that support our business plan for the coming year and appropriate weighting for each performance measure. The Compensation Committee makes the ultimate determination of the performance measures to be applied and the appropriate weighting for each performance measure. Net sales and net income are currently used as financial performance measures each year, although additional performance measures may also be established. A minimum target and maximum performance level for each of the annual performance measures is set each year. Performance below the minimum will result in no payment for that performance measure. Performance exceeding expectations will result in additional payouts up to the allowed maximum. At the target performance level, participants will receive 100% of their target incentive opportunity. Individual performance goals are established annually for each of the Named Executive Officers. Under the 2007 Bonus Plan, achievement of the individual performance goals by a Named Executive Officer results in a bonus payment of up to 5% of annual base salary.
     For fiscal 2007, the performance measures were set as follows: (i) net sales, (ii) net income and (iii) individualized objectives, with each performance measure accounting for 36%, 55% and 9%, respectively, of the target incentive opportunity. The target incentive opportunity for fiscal 2007 was 55% of annual base salary for the Chief Executive Officer and 40% of annual base salary for each of the other Named Executive Officers. Following the year ended June 30, 2007, payouts due under the 2007 Bonus Plan were determined by our management and considered and approved by the Compensation Committee. Actual payouts under the 2007 Bonus Plan were paid in August 2007 and are set forth in the table below:

			2007 Actual
	2007 Target		Incentive	2007 Actual
	Incentive	2007 Target	Cash	Incentive
	Opportunity	Incentive	Bonus Award	Cash
	(as a % of	Opportunity	(as a % of	Bonus Award
Name	base salary)	($)	base salary)	($)
Dennis J. Allingham	55%	171,600	26%	81,120
David M. Noel	40%	62,000	17%	26,350
Larry D. Hiebert	40%	64,000	17%	27,200
Kipling Thacker, Ph.D.	40%	56,000	17%	23,800
James G. Hall	40%	52,800	17%	22,440
Benjamin C. Beckham	40%	64,000	N/A	— (1)

(1)	Mr. Beckham’s employment with Lifecore terminated on May 1, 2007, and under the terms of the 2007 Bonus Plan, he was not eligible to receive an annual cash incentive award for fiscal 2007.
Long-Term Equity Incentive Awards
     The Lifecore Biomedical, Inc. 1996 Stock Plan permits Lifecore to grant executive officers stock options, stock appreciation rights, restricted stock and deferred stock awards. The Lifecore Biomedical, Inc. 2003 Stock Incentive Plan permits Lifecore to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock grants and other stock-based awards. The Compensation Committee views such equity awards as an important long-term incentive vehicle for our executive officers. Stock-based awards provide executives with the opportunity to share in the appreciation of the value of our common stock which the Compensation Committee believes would be due largely to the efforts of such executives.
     The Compensation Committee began taking a different approach with long-term equity incentive awards when Lifecore’s new management team was put into place in fiscal 2004. In fiscal 2004, a new three-year plan aimed at achieving profitability and growth was developed. Under the new plan, the Compensation Committee awarded larger option grants and awarded shares of restricted stock to executive officers with the understanding that it was unlikely that additional equity awards would be made to the executive officers during the three-year plan period. The shares of restricted stock granted under the three-year program vest at the earlier of (1) four years from the date of grant or (2) in installments upon achievement of the fiscal 2005, 2006 and 2007 annual targets on a cumulative basis. The stock options vested at date of grant due in part to the Compensation Committee’s desire to provide immediate incentives, the relatively new responsibilities of the executive officers and the execution of non-competition agreements with each of the executive officers. New executive officers hired since early 2004 have received pro-rata grants of restricted stock depending upon their year of hire and full stock option grants. The long-term equity awards made to the Named Executive Officers under this three-year plan are summarized below:
•	During fiscal 2004, Messrs. Allingham, Noel and Hiebert were each awarded 20,000, 10,000 and 10,000 shares of restricted stock, respectively, under the 1996 Stock Plan. Such restricted shares vest at the earlier of four years from the date of grant or in installments upon achievement of certain earnings per share goals for fiscal years 2005, 2006 and 2007.

•	During fiscal 2004, Mr. Allingham was awarded options to purchase 100,000 shares of our common stock which were fully vested on the date of grant upon the execution of a non-competition agreement.

•	During fiscal 2004, Messrs. Noel and Hiebert were each awarded options to purchase 60,000 shares of our common stock, 30,000 of which were fully vested on the date of grant upon the execution of a non-competition agreement and 30,000 of which vest at the rate of 25% each year commencing one year from the grant date.

•	During fiscal 2005, Dr. Thacker was awarded 10,000 shares of restricted stock and options to purchase 30,000 shares of our common stock. The shares of restricted stock vest at the earlier of four years from the date of grant or upon achievement of certain earnings per share goals for fiscal years 2005, 2006 and 2007. The options granted to Dr. Thacker in fiscal 2005 were fully vested on the date of grant upon the execution of a non-competition agreement.

•	During fiscal 2006, Mr. Beckham was awarded 7,000 shares of restricted stock and options to purchase 60,000 shares of our common stock. The shares of restricted stock awarded to Mr. Beckham vest at the earlier of three years from the date of grant or upon achievement of certain earnings per share goals for fiscal years 2006 and 2007. Of the 60,000 options awarded to Mr. Beckham, 30,000 of the options were fully vested on the date of grant upon the execution of a non-competition agreement and 30,000 of the options vest at the rate of 25% each year commencing one year from the grant date.

•	During fiscal 2007, Mr. Hall was awarded 3,500 shares of restricted stock and options to purchase 30,000 shares of our common stock. The shares of restricted stock vest at the earlier of two years from the date of grant or upon achievement of certain earnings per share targets for fiscal 2007. The options granted to Mr. Hall have a ten year term and are fully vested one year from the date of grant upon the execution of a non-competition agreement.
No other equity awards were made to the Named Executive Officers during fiscal 2007.
     All of an executive officer’s unvested shares of restricted stock are forfeited upon the termination of the executive officer’s employment prior to the end of the vesting period; provided, however, that if the recipient’s employment is terminated by reason of death, disability, or retirement, the restrictions with respect to such unvested restricted shares lapse and the shares become transferable and non-forfeitable as of the date of such termination. In addition, all restrictions with respect to restricted shares lapse if there is a “Significant Change” in Lifecore (as defined in the restricted stock agreements). Each recipient is entitled to receive any cash dividends or other distributions made with respect to the restricted shares, unless and until such shares are forfeited.
     All options granted have an exercise price equal to the fair market value of our common stock at the time of grant, and therefore any value which ultimately accrues to executive officers directly reflects stock price increases shared by our shareholders.
401(k) Retirement Plan
     We provide our tax-qualified 401(k) retirement plan to substantially all of our U.S. based full-time employees. In fiscal 2007, we made matching contributions to employee 401(k) plan accounts equal to 50% of the employee’s aggregate pre-tax contributions up to 4% of the employee’s compensation for the year. Effective October 1, 2007, we began making contributions to the employee 401(k) accounts equal to 50% of the employee’s aggregate pre-tax contributions up to 6% of the employee’s compensation for the year. Our employees are fully vested in their own contributions and in our matching contributions. IRS rules limit the amounts that an employee may allocate to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under our 401(k) retirement plan. The calendar 2007 maximum before-tax contribution is $15,500 per year or $20,500 per year for certain participants age 50 and over.
Other Benefits
     The Named Executive Officers participate in various medical, dental, life, disability and other benefit programs that are generally made available to all of our employees.
Stock Ownership Guidelines
     We adopted Stock Ownership Guidelines (the “Guidelines”) in September 2006, which apply to our directors and executive officers. The Guidelines encourage our directors and executive officers to own our common stock in order to demonstrate their commitment to the long-term success of Lifecore. Under the Guidelines, directors are expected to own shares of our common stock in an amount having a market value of five times the annual retainer paid to our directors. Under the Guidelines, executive officers are expected to own shares of our common stock in an amount having a market value of a multiple of one or two times the individual’s annual base salary, depending upon the individual’s management level. Moreover, our executive officers are expected to retain a portion of Restricted Stock upon vesting in order to achieve compliance with the Guidelines. Our directors and executive officers are also expected to be in compliance with the Guidelines within five years of first becoming subject to the Guidelines. The Compensation Committee monitors compliance with the Guidelines and has the authority to waive compliance with the Guidelines in the event of financial hardship or other good cause. The Guidelines are published on our website at www.lifecore.com under “Investor Info – Corporate Governance.”
Section 162(m) Policy
     Under Section 162(m) of the U.S. Internal Revenue Code, we must meet specified requirements related to our performance and shareholder approval of certain compensation arrangements in order for us to fully deduct compensation in excess of $1,000,000 paid to any Named Executive Officer.
     The shareholders approved the 1996 Stock Plan and the 2003 Stock Incentive Plan. Therefore, compensation attributable to stock options, stock appreciation rights, restricted stock, performance share awards and certain other awards granted under those plans may be excluded from the $1,000,000 cap under Section 162(m) as well.
     The Compensation Committee intends to continue its practice of paying competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of Lifecore and our shareholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of Lifecore and our shareholders.
Benchmarking
     Starting in 2004, the Compensation Committee has met periodically with an independent compensation consultant selected by the Compensation Committee to review our executive compensation programs and policies. Since fiscal 2004, the Compensation Committee has engaged the services of Riley to advise the Compensation Committee on matters related to our executive compensation programs and policies and matters related to compensation for our Chief Executive Officer. Riley reports directly to the Compensation Committee and does not advise management. During fiscal 2007, Riley did not receive any fees or compensation from us other than fees for advising the Compensation Committee. Management does not engage a separate compensation consultant to provide advice on executive compensation matters.
     During fiscal 2007, Riley assisted the Compensation Committee in updating its compensation peer group, a task that had also been done in 2004. The compensation peer group is a group of publicly-traded companies in competitive industries against which the Compensation Committee believes Lifecore competes for talent and shareholder investment. The companies comprising the compensation peer group are:
•	Atrion Corp.

•	Cardiac Science Corporation

•	CryoLife, Inc.

•	DIGI International, Inc.

•	Exactech, Inc.

•	FSI International, Inc.

•	Heska Corporation

•	I – Flow Corporation

•	Medtox Scientific, Inc.

•	OraSure Technologies, Inc.

•	Possis Medical, Inc.

•	Surmodics, Inc.

•	Synovis Life Technologies, Inc.

•	Vital Images, Inc.

     The compensation peer group is periodically reviewed and updated by the Compensation Committee. Lifecore’s annual revenues were slightly less than the median annual revenues of the companies comprising the compensation peer group based on the most recently reported annual revenues.
     In making compensation decisions for Lifecore’s executive officers, the Compensation Committee compares each element of total compensation against the compensation peer group. The Compensation Committee’s goal is to provide a competitive compensation package consistent with companies of similar size and financial performance. The Compensation Committee has recognized, however, that from fiscal 2004 through 2007 the overall compensation package of our Named Executive Officers was below the median of the compensation peer group. Therefore, the Compensation Committee intends to gradually raise compensation levels beginning in fiscal 2008.
The Role of Management in Determining Executive Compensation
     Our Chief Executive Officer provides recommendations regarding the design of our compensation programs to the Compensation Committee. Upon Compensation Committee approval, management is ultimately accountable for executing against the objectives of the approved compensation program.
     Our Chief Executive Officer is responsible for bringing to the compensation committee recommended compensation actions involving other executive officers and members of senior management; however, he cannot unilaterally implement compensation changes for any of the executive officers. During Compensation Committee meetings at which executive compensation actions are discussed, our Chief Executive Officer participates in these discussions at the discretion of the Compensation Committee. The Compensation Committee’s independent compensation consultant is available as needed at such meetings.
     Under its charter, the Compensation Committee is responsible for establishing our Chief Executive Officer’s compensation. The Compensation Committee reviews its decisions regarding our Chief Executive Officer compensation with the full Board.
Employment Agreements with the Named Executive Officers
     We currently do not have any employment agreements with the Named Executive Officers. Our change in control agreements with the Named Executive Officers are described below under “Termination Payments-Change in Control Agreements.”
Compensation of the Chief Executive Officer
Annual Performance Evaluation
     Annually, the Board analyzes the performance of our Chief Executive Officer against agreed upon objectives. The annual performance evaluation is conducted by the Compensation Committee which also solicits input from all non-employee directors. The Chair of the Compensation Committee reviews the results of the annual performance evaluation with members of the Compensation Committee and the full Board and such results are orally communicated to the Chief Executive Officer by the Compensation Committee. This performance evaluation is a primary criterion used by the Compensation Committee in determining the appropriate pay level for our Chief Executive Officer for the upcoming fiscal year.
Base Salary
     Mr. Allingham was elected to the position of Chief Executive Officer in February 2004. Mr. Allingham’s salary was $312,000 for fiscal 2007 (an increase of 4% over his 2006 base salary). The Compensation Committee determined that the base salary adjustment appropriately rewarded Mr. Allingham’s performance and was consistent with salary increases in the Midwest market. Mr. Allingham’s fiscal 2007 base salary was lower than the 50th percentile for chief executive officer positions at companies in our compensation peer group.

Annual Cash Incentive Awards
     Mr. Allingham’s fiscal 2007 annual cash incentive award was made pursuant to the 2007 Bonus Plan. At the beginning of fiscal 2007, the Compensation Committee established financial performance metrics for Mr. Alllingham of net sales and net income as well as individual objectives as described under the heading “Annual Cash Incentive Awards” above. Lifecore’s actual net sales ($69.6 million) and net income ($7.7 million) in fiscal 2007 exceeded the threshold levels of the net sales and net income goals set by the Compensation Committee but were lower than the target levels of such performance goals. This resulted in a 21% cash incentive being payable to Mr. Allingham. Mr. Allingham also received a 5% cash incentive based on his achievement of individual performance goals during fiscal 2007. In total, Mr. Allingham’s annual cash incentive award under the 2007 Bonus Plan was $81,120, which was equal to 26% of his annual base pay. The Compensation Committee determined that Mr. Allingham’s annual cash incentive compensation is below the annual cash incentive compensation received by other chief executive officers in the compensation peer group.
Long-Term Incentives
     Mr. Allingham’s long-term incentive awards are described above under “Long-Term Equity Incentive Awards.” No long-term incentive awards have been made to Mr. Allingham since fiscal 2004. The Compensation Committee determined that Mr. Allingham’s long-term incentive compensation is in line with the long-term incentive compensation received by other chief executive officers in the compensation peer group.
Compensation of the Other Named Executive Officers
     In determining the fiscal 2007 compensation for each of our other Named Executive Officers, the Compensation Committee reviewed with the Chief Executive Officer the performance of each other Named Executive Officer, which is the primary criterion used by the Compensation Committee in determining the appropriate pay level for our other Named Executive Officers for the upcoming fiscal year.
Mr. Noel’s Compensation
     Mr. Noel has served as our Vice President of Finance and Chief Financial Officer since March 2004. In July 2006, the Compensation Committee increased Mr. Noel’s salary 6.9% to $155,000 for fiscal 2007. The Compensation Committee determined that the base salary adjustment was consistent with salary increases for companies in the Midwest market. Mr. Noel’s fiscal 2007 base salary was lower than the 50th percentile for comparable positions at companies in our compensation peer group.
     Mr. Noel’s financial performance metrics for his fiscal 2007 annual cash incentive award were the same as for the Chief Executive Officer and the other Named Executive Officers. Based on Lifecore’s actual net sales and net income levels described above under “Chief Executive Officer Compensation,” Mr. Noel earned a 12% cash incentive award. Mr. Noel also received a 5% cash incentive award based on his achievement of individual performance goals during fiscal 2007. In total, Mr. Noel’s annual cash incentive award under the 2007 Bonus Plan was $26,350, which was equal to 17% of his annual base pay. The Compensation Committee determined that Mr. Noel’s annual cash incentive compensation is below the annual cash incentive compensation received by other chief financial officers in the compensation peer group.
     Mr. Noel’s long-term incentive awards are described above under “Long-Term Equity Incentive Awards.” No long-term incentive awards have been made to Mr. Noel since fiscal 2004. The Compensation Committee determined that Mr. Noel’s long-term incentive compensation is in line with the long-term incentive compensation received by other chief financial officers in the compensation peer group.
Mr. Hiebert’s Compensation
     Mr. Hiebert has served as our Vice President since March 2004 and he was promoted to General Manager of the Hyaluronan Division in July 2006. In July 2006, the Compensation Committee increased Mr. Hiebert’s salary 10.3% to $160,000 for fiscal 2007. The Compensation Committee determined that the base salary adjustment appropriately reflected Mr. Hiebert’s promotion and salary increases for companies in the Midwest market. Mr. Hiebert’s fiscal 2007 base salary was lower than the 50th percentile for comparable positions at companies in our compensation peer group.

     Mr. Hiebert’s financial performance metrics for his fiscal 2007 annual cash incentive award were the same as for the Chief Executive Officer and the other Named Executive Officers. Based on Lifecore’s actual net sales and net income levels described above under “Chief Executive Officer Compensation,” Mr. Hiebert earned a 12% cash incentive award. Mr. Hiebert also received a 5% cash incentive award based on his achievement of individual performance goals during fiscal 2007. In total, Mr. Hiebert’s annual cash incentive award under the 2007 Bonus Plan was $27,200, which was equal to 17% of his annual base pay. The Compensation Committee determined that Mr. Hiebert’s annual cash incentive compensation is below the annual cash incentive compensation received by officers with similar responsibilities in the compensation peer group.
     Mr. Hiebert’s long-term incentive awards are described above under “Long-Term Equity Incentive Awards.” No long-term incentive awards have been made to Mr. Hiebert since fiscal 2004. The Compensation Committee determined that Mr. Hiebert’s long-term incentive compensation is in line with the long-term incentive compensation received by officers with similar levels of responsibility in the compensation peer group.
Dr. Thacker’s Compensation
     Dr. Thacker has served as our Vice President of New Business Development since November 2004. In July 2006, the Compensation Committee increased Dr. Thacker’s salary 7.7% to $140,000 for fiscal 2007. The Compensation Committee determined that the base salary adjustment was consistent with salary increases for companies in the Midwest market. Dr. Thacker’s fiscal 2007 base salary was lower than the 50th percentile for comparable positions at companies in our compensation peer group.
     Dr. Thacker’s financial performance metrics for his fiscal 2007 annual cash incentive award were the same as for the Chief Executive Officer and the other Named Executive Officers. Based on Lifecore’s actual net sales and net income levels described above under “Chief Executive Officer Compensation,” Dr. Thacker earned a 12% cash incentive award. Dr. Thacker also received a 5% cash incentive award based on his achievement of individual performance goals during fiscal 2007. In total, Dr. Thacker’s annual cash incentive award under the 2007 Bonus Plan was $23,800, which was equal to 17% of his annual base pay. The Compensation Committee determined that Dr. Thacker’s annual cash incentive compensation is below the annual cash incentive compensation received by officers with similar responsibilities in the compensation peer group.
     Dr. Thacker’s long-term incentive awards are described above under “Long-Term Equity Incentive Awards.” No long-term incentive awards have been made to Dr. Thacker since fiscal 2005. The Compensation Committee determined that Dr. Thacker’s long-term incentive compensation is in line with the long-term incentive compensation received by officers with similar levels of responsibility in the compensation peer group.
Mr. Hall’s Compensation
     Mr. Hall was promoted to Vice President of Technical Operations in July 2006 and his base salary was set at $132,000 for fiscal 2007. Mr. Hall’s fiscal 2007 base salary was lower than the 50th percentile for comparable positions at companies in our compensation peer group.
     Mr. Hall’s financial performance metrics for his fiscal 2007 annual cash incentive award were the same as for the Chief Executive Officer and the other Named Executive Officers. Based on Lifecore’s actual net sales and net income levels described above under “Chief Executive Officer Compensation,” Mr. Hall earned a 12% cash incentive award. Mr. Hall also received a 5% cash incentive award based on his achievement of individual performance goals during fiscal 2007. In total, Mr. Hall’s annual cash incentive award under the 2007 Bonus Plan was $22,440, which was equal to 17% of his annual base pay. The Compensation Committee determined that Mr. Hall’s annual cash incentive compensation is below the annual cash incentive compensation received by officers with similar responsibilities in the compensation peer group.
     Mr. Hall’s long-term incentive awards are described above under “Long-Term Equity Incentive Awards.” No long-term incentive awards have been made to Mr. Hall since fiscal 2007. The Compensation Committee determined that Mr. Hall’s long-term incentive compensation is in line with the long-term incentive compensation received by officers with similar levels of responsibility in the compensation peer group.

Mr. Beckham’s Compensation
     Mr. Beckham served as our Vice President of Sales and Marketing for the Dental Division from January 2006 until the termination of his employment in May 2007. Mr. Beckhman’s base salary was set at $160,000 for fiscal 2007.
     Under the terms of the 2007 Bonus Plan, Mr. Beckham was not eligible to receive an annual cash incentive award for fiscal 2007.
Separation Agreement and Departure of Former Vice President of Sales and Marketing of the Dental Division
     In May 2007, with the approval of the Compensation Committee, we entered into a separation agreement with Benjamin C. Beckham, our former Vice President of Sales and Marketing of the Dental Division. Under the separation agreement, Mr. Beckham is entitled to receive his base salary, less all customary withholding and deductions, for a period of six months beginning on the first pay date after June 4, 2007. In exchange, Mr. Beckham agreed to not compete with Lifecore or to solicit our employees or customers for six months following his termination of employment. The Separation Agreement did not modify the terms of existing stock options and the 5,000 options that were unexercised at the end of the fiscal year expired on July 31, 2007.
Fiscal 2008 Compensation Decisions
Overview
     In January 2007, the Board of Directors discussed with the Compensation Committee the desire to learn from the executive officers their views of the compensation program adopted and implemented for the three fiscal years ending in June 2007. Riley was engaged by the Compensation Committee to interview the Company’s executive officers and report back to the Committee. The Board also expressed the view that our Company was growing to a size where it was beginning to compete for executive talent outside the Midwest and with other medical device companies located in regions beyond the Midwest. Riley was also engaged to prepare a comprehensive report on executive compensation. One of the primary directives from the Compensation Committee was that the report focus on levels of compensation within the U.S. medical device industry in general and the peer group medical device companies in particular.
     The final Riley report delivered to members of the Compensation Committee prior to its June 11, 2007 meeting confirmed the prior understanding that executive officer compensation packages were lower than the median levels determined for the medical device companies within the peer group and the peer group in general. Moreover, the Company was recognizing that it would likely need to pay higher levels of compensation if it hired an experienced executive to replace its former Vice President of Sales and Marketing of the Dental Division.
     Based on these findings the Compensation Committee concluded that steps needed to be taken to augment our company’s executive officer compensation packages. While recognizing that such a process would be best implemented over a number of years and be subject to annual reassessment based upon factors including our company’s financial performance and compensation practices and levels adopted by peer group companies, your Compensation Committee deemed it imperative to send a message to the Named Executive Officers that they had proven themselves in the period prior to the end of fiscal 2007 and that levels of compensation in the immediate future years would likely rise provided the necessary performance was delivered and shareholder value enhanced. The discussion that follows represents the first steps deemed necessary and appropriate by the Compensation Committee to attain the Company’s general compensation philosophy as referenced at the beginning of this Executive Compensation section.

Base Salaries
     The Compensation Committee recognized that the overall compensation packages for the Named Executive Offices was low relative to the medical devices companies in our compensation peer group and determined that efforts would be made to gradually bring the compensation levels more in line with the medical device marketplace. Effective July 1, 2007, the Compensation Committee effected salary increases for Messrs. Allingham, Noel, Hiebert, Hall and Thacker, based upon executive compensation data received from a survey provided by Riley, to adjust their base salaries based upon merit and to be in line with the competitive marketplace. The following table summarizes the salary increases for the Named Executive Officers:

	Annual Base	Annual Base
	Salaries For	Salaries For
	Fiscal 2007	Fiscal 2008
Name	($)	($)
Dennis J. Allingham	312,000	345,000
David M. Noel	155,000	185,000
Larry D. Hiebert	160,000	190,000
Kipling Thacker, Ph.D.	140,000	150,000
James G. Hall	132,000	150,000
Annual Cash Incentive Awards
     The Compensation Committee adopted the Lifecore Biomedical FY 2008 Bonus Plan (the “2008 Bonus Plan”), effective as of July 1, 2007. The 2008 Bonus Plan provides for the payment of cash bonuses to our officers, director-level employees and certain other senior managers based on the attainment by Lifecore of specified performance objectives and the attainment of individual objectives. The Compensation Committee has set the following performance measures for fiscal 2008: (i) net sales, (ii) net income and (iii) individualized objectives, with each performance measure accounting for 39%, 46% and 15%, respectively, of the target incentive opportunity. The target incentive opportunity for fiscal 2008 is 65% of annual base salary for the Chief Executive Officer and 49% of annual base salary for each of the other Named Executive Officers.
Long Term Incentive Awards
     In August 2007, the Compensation Committee approved stock option awards to Messrs. Allingham, Noel, Hiebert, Thacker and Hall. Mr. Allingham received an option to purchase 35,000 shares of our common stock, Messrs. Noel and Hiebert each received an option to purchase 17,500 shares of our common stock, and Messrs. Thacker and Hall each received an option to purchase 15,000 shares of our common stock. The options were granted under the Lifecore Biomedical, Inc. 2003 Stock Plan, have a ten year term and vest at the rate of 25% each year commencing one year from the grant date of the options. In approving these stock option awards, the Compensation Committee reviewed the impact the awards would have on Lifecore’s financial statements and considered Lifecore’s annual option run rate and option overhang. In addition, the Compensation Committee reviewed the stock option award practices of the compensation peer group companies, including the ratio of fair value of the options to base salaries. The options were granted with the intent of augmenting the value of the overall compensation packages with a view toward bringing the Named Executive Officer’s total compensation more in line with those of Lifecore’s compensation peer group, retaining their services and providing a long-term incentive to increase shareholder value. The Compensation Committee decided not to award restricted stock to the Named Executive Officers at this time.
Conclusion
     Lifecore and the Compensation Committee believe Lifecore’s compensation policies and practices are appropriately designed to meet Lifecore’s stated objectives and fully support our overall compensation philosophy.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007.
SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Thomas H. Garrett, Chairman Martin J. Emerson Richard W. Perkins

Summary Compensation Table
     The following table shows the cash and non-cash compensation awarded to or earned by the Named Executive Officers during fiscal year 2007.
Summary Compensation Table

						Non-Equity
						Incentive
						Plan	All Other
				Stock	Option	Compen-	Compen-
Name and		Salary	Bonus	Awards	Awards	sation	sation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)(7)	($)
Dennis J. Allingham	2007	312,000	—	62,000	1,080	81,120	6,440	462,640
President and Chief Executive Officer

David M. Noel	2007	155,000	—	31,000	26,888	26,350	4,972	244,210
Vice President of Finance and Chief Financial Officer

Larry D. Hiebert	2007	160,000	—	31,000	26,888	27,200	5,442	250,530
Vice President and General Manager of the
Hyaluronan Division

Kipling Thacker, Ph.D.	2007	140,000	—	35,967	1,254	23,800	2,879	203,900
Vice President of New Business Development

James G. Hall	2007	132,000	—	55,685 (8)	247,109 (9)	22,440	2,960	460,194
Vice President of Technical Operations

Benjamin C. Beckham(10)	2007	160,000	—	—	191,903	—	2,041	353,944
Former Vice President of Sales and Marketing of DentalDivision

(1)	Includes amounts deferred at the direction of the executive officer pursuant to our 401(k) Plan.

(2)	Bonuses for prior years were previously reported in this column. Under current reporting rules, however, only purely discretionary or guaranteed bonuses are disclosed in this column. We award bonuses solely based on our achievement of certain performance targets. Accordingly, bonus amounts are reported in the Non-Equity Incentive Plan Compensation column.

(3)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation cost for restricted stock awards as reported in our 2007 consolidated statements of operations for the fiscal year. Under FAS 123R, a pro-rata portion of the total expense at the time the restricted award is granted is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. Except with respect to Mr. Hall, whose restricted stock awards are discussed in footnote 8 to this table, the expenses reported in this column relate to restricted stock grants originally made in March 2004 to Mr. Allingham, Mr. Noel and Mr. Hiebert, in November 2004 to Dr. Thacker and in January 2006 to Mr. Beckham. The original total cost of these awards was based on the number of shares awarded and the fair market value of our common stock on the date the grants were made.

(4)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation cost for stock option awards as reported in our consolidated statements of operations for the fiscal year. Under FAS 123R, a pro-rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note A to our consolidated financial statements included in our 2007 Annual Report on Form 10-K. Except with respect to Mr. Hall, whose stock option awards are discussed in footnote 9 to this table, the expenses reported in this column relate to stock option awards originally made in March 2004 to Mr. Allingham, Mr. Noel and Mr. Hiebert, in January 2005 to Dr. Thacker and in January 2006 to Mr. Beckham. The original total cost of these awards was based on the number of shares awarded and the fair market value of our common stock on the date the grants were made.

(5)	The amounts in this column relate to awards granted under the 2007 Bonus Plan. That plan and these awards are discussed further in the Compensation Discussion and Analysis section of this proxy statement.

(6)	The amounts in this column include the following matching contributions by Lifecore into our 401(k) Plan: $4,320 for Mr. Allingham, $3,736 for Mr. Noel, $3,867 for Mr. Hiebert, $2,879 for Dr. Thacker, $2,960 for Mr. Hall and $2,041 for Mr. Beckham.

(7)	The amounts in this column include the following premiums paid for the executive officer’s disability insurance policy: $2,120 for Mr. Allingham, $1,236 for Mr. Noel and $1,575 for Mr. Hiebert.

(8)	During fiscal 2007, Mr. Hall was awarded 3,500 shares of restricted stock. The restricted stock awarded to Mr. Hall vests at the earlier of two years from the date of grant or upon achievement of financial performance criteria for fiscal year 2007.

(9)	During fiscal 2007, Mr. Hall was awarded options to purchase 30,000 shares of our common stock. The options have an exercise price equal to the fair market value of our common stock at the time of grant, and therefore any value which ultimately accrues to executive officers directly reflects stock price increases shared by our shareholders. The options granted to Mr. Hall vest at the rate of 25% each year commencing one year from the grant date and are exercisable for a period of ten years from the grant date.

(10)	Mr. Beckham’s employment with Lifecore terminated on May 1, 2007. Mr. Beckham’s [3,500] shares of restricted stock were forfeited upon such termination. See Separation Agreement and Departure of Former Vice President of Sales and Marketing of the Dental Division on page 19.

Grants of Plan-Based Awards
     The following table summarizes the 2007 grants of equity and non-equity plan-based awards to the Named Executive Officers. All of the equity fiscal plan-based awards were granted under the Lifecore Biomedical, Inc. 1996 Stock Plan, as amended. All of the non-equity incentive plan-based awards were made under the 2007 Bonus Plan.
Grants of Plan-Based Awards

									All Other
									Option
									Awards:	Exercise	Grant Date
									Number of	or Base	Fair Value
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			Securities	Price of	of Stock
			Equity Incentive Plan Awards(1)			Incentive Plan Awards			Under-	Option	and Option
	Grant		Thresh-	Target	Maximum	Threshold	Target	Maximum	lying	Awards	Awards
Name	Date		old ($)	($)	($)	(#)	(#)	(#)	Options(#)	($/Sh)	($)(2)
Dennis J. Allingham	—		46,800	171,600	265,200	—	—	—	—	—	—
David M. Noel	—		12,400	62,000	100,750	—	—	—	—	—	—
Larry D. Hiebert	—		12,800	64,000	104,000	—	—	—	—	—	—
Kipling Thacker, Ph.D.	—		11,200	56,000	91,000	—	—	—	—	—	—
James G. Hall	—		10,560	52,800	85,800	—	—	—	—	—	—
	7/10/06	(3)	—	—	—	—	3,500 (4)	—	—	—	55,685
	7/10/06	(3)	—	—	—	—	—	—	30,000 (5)	15.91	244,064
Benjamin C. Beckham	—		12,800	64,000	104,000	—	—	—	—	—	—

(1)	This represents a bonus opportunity under the 2007 Bonus Plan for fiscal 2007 performance. The actual bonus amounts paid under the 2007 Bonus Plan are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further in the Compensation Discussion and Analysis section of this proxy statement.

(2)	The Black-Scholes option pricing model was used to estimate the grant date fair value of the options in this column. Use of this model should not be construed as an endorsement of the accuracy of this model. All stock option pricing models require predictions about the future movement of the stock price. The assumptions used to develop the grant date valuations were: risk-free rate of return of 4.6%, volatility rate of 55.2%, an average term of 5.3 years and a dividend rate of 0%. The real value of the options in this table will depend on the actual performance of our common stock during the applicable period and the fair market value of our common stock on the date the options are exercised. The value of the restricted stock in this column was computed by multiplying the number of shares of restricted stock by the closing market price of a share of our common stock on the date of vesting.

(3)	On June 15, 2006, the Board of Directors approved these awards to Mr. Hall contingent upon, and effective contemporaneously with, Mr. Hall’s execution of a Noncompetition and Nonsolicitation Agreement with Lifecore. Mr. Hall executed a Noncompetition and Nonsolicitation Agreement on July 10, 2006.

(4)	On July 10, 2006, we granted 3,500 shares of restricted stock to Mr. Hall. The shares of restricted stock vest at the earlier of two years from the date of grant or upon achievement of a specified earnings per share target for fiscal 2007. Lifecore achieved the earnings per share targets in fiscal 2007 and the restrictions on the shares lapsed. Mr. Hall is entitled to receive any cash dividends or other distributions made with respect to the restricted shares, unless and until such shares are forfeited.

(5)	On July 10, 2006, we granted an option to purchase 30,000 shares to Mr. Hall. The option has an exercise price equal to the closing price of a share of our common stock on the date of grant, has a ten year term and is fully exercisable one year from the date of grant upon execution of a non-competition agreement.

Outstanding Equity Awards at Fiscal Year-End
     The following table shows the unexercised stock options held at the end of the 2007 fiscal year by the Named Executive Officers. None of the Named Executive Officers held any restricted stock at the end of the 2007 fiscal year.
Outstanding Equity Awards At Fiscal Year-End

		Number of		Number of
		Securities		Securities
		Underlying		Underlying
		Unexercised		Unexercised		Option
		Options		Options		Exercise
	Option	(#)		(#)		Price	Option
Name	Grant Date	Exercisable		Unexercisable(1)		($)	Expiration Date
Dennis J. Allingham	11/13/1997	20,000		—		19.125	11/13/2007
	11/4/1998	40,000		—		8.625	11/4/2008
	11/17/1999	50,000		—		13.938	11/17/2009
	8/17/2000	51,000		—		7.750	8/17/2010
	8/21/2001	25,000		—		5.790	8/21/2011
	12/9/2002	3,500		—		7.890	12/9/2012
	8/1/2003	5,000		—		6.040	8/1/2013
	6/23/2004	100,000		—		5.910	6/23/2014

David M. Noel	12/18/2002	5,000		—		9.450	2/18/2012
	3/3/2003	1,000		—		7.308	3/3/2013
	3/3/2004	22,500		7,500		8.100	3/3/2014
	6/23/2004	30,000		—		5.910	6/23/2014

Larry D. Hiebert	8/11/1997	2,500		—		13.125	8/11/2007
	12/5/1997	10,000		—		19.125	12/5/2007
	3/22/2000	4,000		—		8.875	3/22/2010
	8/17/2000	2,050		—		7.750	8/17/2010
	5/1/2001	5,000		—		5.380	5/1/2011
	3/27/2002	1,000		—		10.900	3/27/2012
	3/3/2003	1,000		—		7.308	3/3/2013
	3/3/2004	22,500		7,500		8.100	3/3/2014
	6/23/2004	30,000		—		5.910	6/23/2014

Kipling Thacker, Ph.D.	12/5/1997	10,000		—		19.125	12/5/2007
	5/3/1999	—		2,000	(2)	8.375	5/3/2009
	8/17/2000	5,550		—		7.750	8/17/2010
	7/1/2003	1,500		500		5.660	7/1/2013
	1/7/2005	30,000		—		10.790	1/7/2015

James G. Hall	9/24/2002	625		—		7.190	9/24/2012
	11/13/2003	375		375		6.660	11/12/2013
	11/4/2004	1,250		2,500		9.630	11/4/2014
	8/12/2005	500		1,500		10.720	8/12/2015
	7/10/2006	—		30,000(3)		15.910	7/10/2016

Benjamin C. Beckham	12/12/1997	5,000	(4)	—		21.375	12/12/2007
	7/1/2005	—		1,000		10.750	7/1/2015
	1/3/2006	—		22,500		15.990	1/3/2016

(1)	Except as otherwise provided in footnote 2 to this table, the options listed in this column vest at the rate of 25% each year commencing one year from the grant date of the options.

(2)	This option vests in full on April 3, 2009.

(3)	This option vested in full on July 10, 2007.

(4)	This option expired on July 31, 2007.

Option Exercises and Stock Vested
     The following table summarizes information with respect to stock option awards exercised and restricted stock awards vested during fiscal 2007 for each of the Named Executive Officers.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)(1)
Dennis J. Allingham	—	—	6,667	84,933
David M. Noel	—	—	3,334	42,473
Larry D. Hiebert	—	—	3,334	42,473
Kipling Thacker, Ph.D.	—	—	3,334	42,473
James G. Hall	—	—	3,500	44,590
Benjamin C. Beckham	—	—	—	—

(1)	Value determined by multiplying the number of vested shares by the closing market price of a share of our common stock on the vesting date or on the previous business day, in the event the vesting date is not a business day.
Termination Payments
General Severance Plans and Benefits
     Our Named Executive Officers are not covered under any employment agreements or general severance plans. Any severance benefits payable to our Named Executive Officers for a termination for reasons not triggered by a change in control would be determined by the Compensation Committee at its discretion. The specific post-termination payments made to Mr. Beckham upon his separation from Lifecore were approved by the Compensation Committee and are described under the heading “Separation Agreement and Departure of Former Vice President of Sales and Marketing of the Dental Division” in this proxy statement.
Change in Control Agreements
     We have entered into change in control agreements with our Named Executive Officers designed to retain the executive officer and provide for continuity of management in the event of an actual or threatened change in control of Lifecore (as “change in control” is defined in the agreements). These agreements are “double trigger” agreements and provide that, in the event of a change in control, each Named Executive Officer would have specific rights and would receive specified benefits if the Named Executive Officer is terminated without “cause” (as defined in the agreements) or the Named Executive Officer voluntarily terminates his employment for “good reason” (as defined in the agreements) within two years after the change in control for Mr. Allingham and within 18 months after the change in control for the other Named Executive Officers. In these circumstances, Mr. Allingham will receive a severance payment equal to two times the sum of his annual base salary and most recent annual bonus, and the other Named Executive Officers will each receive a severance payment equal to the sum of his annual base salary and most recent annual bonus. In addition, all options to purchase shares of our common stock and all other incentive awards granted to the Named Executive Officers under our stock option and incentive compensation plans become immediately exercisable or vested, as applicable. In addition, for the 24-month period following the Named Executive Officer’s termination date, we will provide the executive officer with life, disability, accident and health insurance coverage benefits substantially similar to the benefits the executive was receiving under our health and welfare benefit plans in effect immediately prior to the date of the change in control. Pursuant to the agreements we are also required to pay all of the Named Executive Officer’s outplacement fees and expenses for one year following the date of termination.
Estimated Benefits Upon Termination Following a Change in Control
     This table shows amounts that would have been payable to the Named Executive Officers under existing change in control agreements as of June 29, 2007, the last business day of fiscal 2007.

					Estimated
			Early Vesting	Early Vesting	Health and
	Severance		of Stock	of Restricted	Welfare
Name	Amount		Options(1)	Stock(2)	Benefits(3)	Total
Dennis J. Allingham	786,240	(4)	—	—	9,842	796,082
David M. Noel	181,350	(5)	58,275	—	1,704	241,329
Larry D. Hiebert	187,200	(6)	58,275	—	7,196	252,671
Kipling Thacker, Ph.D.	163,800	(7)	14,990	—	9,752	188,542
James G. Hall	154,440	(8)	24,204	—	16,540	195,184
Benjamin C. Beckham(9)	N/A		N/A	N/A	N/A	N/A

(1)	This amount represents the value of unvested stock options at June 29, 2007, the last day of fiscal 2007, including only those options having an exercise price in excess of the closing price ($15.87) of our common stock on the NASDAQ Global Market on June 29, 2007, the last trading day of our fiscal 2007.

(2)	None of the Named Executive Officers had shares of restricted stock outstanding as of June 29, 2007, the last trading day of fiscal 2007. Upon vesting the restricted stock is freely tradable by the holder and is no longer referred to as restricted stock in this proxy statement.

(3)	This amount represents the estimated value of 24 months of life, disability, accident and health insurance coverage benefits that are substantially similar to the health and welfare benefits currently provided to the Named Executive Officers.

(4)	For Mr. Allingham, the severance amount represents two times fiscal 2007 salary ($624,000) plus two times fiscal 2007 bonus award ($162,240).

(5)	For Mr. Noel, the severance amount represents one times fiscal 2007 salary ($155,000) plus one times fiscal 2007 bonus award ($26,350).

(6)	For Mr. Hiebert, the severance amount represents one times fiscal 2007 salary ($160,000) plus one times fiscal 2007 bonus award ($27,200).

(7)	For Dr. Thacker, the severance amount represents one times fiscal 2007 salary ($140,000) plus one times fiscal 2007 bonus award ($23,800).

(8)	For Mr. Hall, the severance amount represents one times fiscal 2007 salary ($132,000) plus one times fiscal 2007 bonus award ($22,440).

(9)	Mr. Beckham’s change in control agreement terminated when his employment with Lifecore terminated on May 1, 2007.

DIRECTOR COMPENSATION
     In fiscal 2007, our non-employee directors received a monthly retainer of $1,000, a $1,000 fee for each Board meeting attended, a $500 fee for each telephonic Board meeting attended, and a $500 fee for each committee meeting attended. Additionally, the annual committee chairman fees for the Lead Director and Governance and Nominating Committee Chair, Audit Committee Chair and Compensation Committee Chair were $5,000, $4,000 and $2,000, respectively. In fiscal 2008, our non-employee directors will receive an annual retainer of $15,000, a $1,000 fee for each Board meeting attended, a $500 fee for each telephonic Board meeting attended, and a $1,000 fee for each committee meeting attended. Additionally, the annual committee chairman fees for the Lead Director and Governance and Nominating Committee Chair, Audit Committee Chair and Compensation Committee Chair will be $5,000.
     Directors may elect to receive the annual retainer fee either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. To the extent that a director elects to receive shares of restricted stock, the shares are issued to the director as of the first business day of the month following the month in which they are re-elected to the Board, which is typically December 1st. The number of shares to be issued is determined by dividing the amount of Board fees to be paid in shares by the closing price on the issue date. The restriction on the stock lapses on the six-month anniversary of the grant date. Mr. Garrett is the only director who elected to participate in this program in fiscal 2007.
     The 1996 Stock Plan, as amended to date (the “1996 Plan”), provides for the automatic granting of options to non-employee directors upon election or re-election by the Board or shareholders. The 1996 Plan provides that each non-employee director will be automatically granted an option to purchase 7,500 shares of our common stock upon the director’s election or re-election to our Board of Directors. Such options vest as to one half of the shares eight months after the date of grant and as to the balance of the shares 20 months after the date of grant.
     The following table shows the compensation of the members of our Board of Directors during fiscal year 2007.
Director Compensation

	Fees Earned or Paid	Stock		Option
	in Cash	Awards		Awards	Total
Name(1)	($)	($)		($)(2)	($)
Orwin L. Carter, Ph.D.	20,500	—		39,548	60,048
Martin J. Emerson	18,000	—		48,720	66,720
Thomas H. Garrett	9,000 (3)	11,991	(3)(4)	65,188	86,179
Luther T. Griffith	24,500	—		44,511	69,011
Richard W. Perkins	22,000	—		49,909	71,909
John E. Runnells	22,500	—		65,188	87,688

(1)	Dennis J. Allingham, our President and Chief Executive Officer, is not included in this table because he was an employee of Lifecore during fiscal 2007 and thus received no compensation for his services as a director. The compensation he received as an employee of Lifecore is shown in the Summary Compensation Table.

(2)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2007 consolidated statement of income for the fiscal year. Under FAS 123R, a pro-rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note A to our consolidated financial statements included in our 2007 Annual Report on Form 10-K.

In fiscal 2007, Messrs. Carter, Emerson, Garrett and Runnells were each granted options to purchase 7,500 shares of our common stock. The full grant date FAS 123R value of each such option award was $58,184.

The number of shares underlying stock options that are outstanding for each director at fiscal year end are as follows: Dr. Carter: 79,500; Mr. Emerson: 11,250; Mr. Garrett: 85,500; Mr. Griffith: 30,000; Mr. Perkins: 10,000; and Mr. Runnells: 57,500.

(3)	Mr. Garrett elected to receive 100% of his annual retainer fee in the form of restricted stock. That election resulted in the conversion of $12,000 into 742 shares of our common stock. See footnote 4 to this table.

(4)	On December 1, 2006, Mr. Garrett was granted 742 restricted shares of our common stock with a FAS 123R full grant value of $11,991. Restricted stock is valued at the fair market value of the stock on the date of grant. The number of shares granted to Mr. Garrett was determined by dividing the amount of Board fees to be paid in shares ($12,000) by the closing price on the grant date ($16.16). The shares of restricted stock vest on the six-month anniversary of the grant date. The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2007 consolidated statement of income for the fiscal year. None of our non-employee directors had shares of restricted stock outstanding at fiscal year end.
     The Compensation Committee periodically reviews Board compensation based on a market analysis provided by the Compensation Committee’s compensation consultant, which was Riley in fiscal 2007. The compensation consultant advises the Compensation Committee on the competitive position of Board of Directors compensation relative to the peer group of companies used for executive compensation and market trends such as mix of cash and equity. In fiscal 2007, the Compensation Committee reviewed the data provided by the compensation consultant and determined that the annual retainer, meeting fees and compensation of the Committee Chairpersons should be revised in fiscal 2008, as described further above.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Report of the Audit Committee
     The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended June 30, 2007. The Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with Grant Thornton LLP, our independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 relating to the independent registered public accounting firm’s independence from Lifecore, has discussed with Grant Thornton LLP their independence from Lifecore, and has considered the compatibility of non-audit services with the firm’s independence.
     The Audit Committee acts pursuant to the Audit Committee Charter. The Audit Committee Charter was amended by the Board of Directors in August 2004 to be in compliance with all provisions of the Sarbanes-Oxley Act of 2002 and Nasdaq requirements. Each of the members of the Audit Committee qualifies as an “independent” director under the current Nasdaq listing standards and the rules of the Securities and Exchange Commission.
     Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007.
SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Luther T. Griffith, Chairman Orwin L. Carter, Ph.D.
Richard W. Perkins

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees
     The following table presents fees billed for professional services rendered for the audit of our annual financial statements for fiscal years 2007 and 2006 and fees billed for other services provided by our independent registered public accounting firm in each of the last two fiscal years:

	2007	2006
Audit Fees(1)	$226,900	$211,800
Audit-Related Fees(2)	21,600	14,600
Tax Fees(3)	82,700	48,200
All Other Fees(4)	—	5,700
Total Fees	331,200	280,300

(1)	Audit fees consisted of audit work performed in preparation of our annual financial statements, review of the quarterly financial statements included in our quarterly reports on Form 10-Q for fiscal years 2007 and 2006 and fees related to Sarbanes-Oxley compliance.

(2)	Audit-related fees consisted of fees related to the audit of our 401(k) Plan and technical accounting consultation related to new accounting rules and accounting treatment of specific transactions.

(3)	Tax fees consisted of federal and state income tax return preparation and tax planning and tax advice.

(4)	Other fees consisted of accounting and reporting consultations and out-of-pocket expenses.
     The Audit Committee has considered whether the non-audit services provided by Grant Thornton LLP during the last two fiscal years are compatible with maintaining Grant Thornton LLP’s independence and has concluded that they are.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by our Independent Registered Public Accounting Firm
     The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by our independent registered public accounting firm in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by the independent registered public accounting firm and an annual review of the financial plan for audit fees.
     To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by the independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year.
     As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.
     All of the services provided by our independent registered public accounting firm in fiscal 2007 and 2006, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Grant Thornton LLP has been our independent registered public accounting firm since 1983. The Audit Committee has recommended that the shareholders ratify the reappointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.
     While we are not required to do so, we are submitting the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2008 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Lifecore and our shareholders.
     A representative of Grant Thornton LLP is expected to be present at the annual meeting. Such representative will be given the opportunity to make a statement at the annual meeting and will be available to answer any appropriate questions.
     The Board of Directors recommends that the shareholders vote “FOR” the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008, and the enclosed proxy will be so voted unless a contrary vote is indicated.
SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
     The proxy rules of the Securities and Exchange Commission permit shareholders to include proposals for shareholder action in our proxy statement if notification of such proposals is received by us not less than 120 days in advance of the calendar date our proxy statement was mailed to shareholders in connection with the previous year’s annual meeting. Therefore, notice of shareholder proposals to be included in the proxy statement for our annual meeting for fiscal year ending June 30, 2008 must be received by us before June 14, 2008. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission.
     Our Bylaws also provide that shareholders may present proposals for shareholder action, which will not be included in our proxy statement but may be considered at the annual meeting, by giving notice to our Corporate Secretary not less than 50 days nor more than 75 days prior to the annual meeting (or if less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the 10th day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information about such business and the shareholder who proposes to bring such business before the annual meeting, the reasons for conducting such business at the annual meeting, the name and address of such shareholder, and any material interest of such shareholder in the business he or she proposes. Our annual meeting for the fiscal year ending June 30, 2008 is expected to be held on or about November 19, 2008.
ANNUAL REPORT AND FORM 10-K
     Our 2007 Annual Report which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, including the consolidated financial statements and schedule thereto, is enclosed herewith.

OTHER MATTERS
     We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Lifecore.

By Order of the Board of Directors,

Dennis J. Allingham
President, Chief Executive Officer and Secretary
October 12, 2007

LIFECORE BIOMEDICAL, INC.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, November 14, 2007

Lifecore Biomedical, Inc. 3515 Lyman Boulevard, Chaska, Minnesota 55318	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 14, 2007.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.
If no choice is specified, the proxy will be voted FOR Items 1 and 2.
The undersigned hereby appoints Dennis J. Allingham and David M. Noel, and each of them, as proxies, with full power of substitution to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Lifecore Biomedical, Inc., to be held in Minneapolis, MN on November 14, 2007 or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.
See reverse for voting instructions.

ò   Please detach here   ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Dennis J. Allingham	04 Luther T. Griffith
		02 Martin J. Emerson	05 Richard W. Perkins
		03 Thomas H. Garrett	06 John E. Runnells

☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

2.	Proposal to ratify and approve the appointment of Grant Thornton LLP as independent registered public accounting firm of the company for the current fiscal year ending June 30, 2008.	☐	For	☐	Against	☐	Abstain

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	☐

Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.